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                                                                    EXHIBIT 99.1


            PENN TREATY AMERICAN ANNOUNCES NEW REINSURANCE AGREEMENT

July 29, 2005 -- Allentown, PA - Penn Treaty American Corporation (NYSE: PTA) today announced that it has entered a 100% quota share reinsurance agreement for its long-term care insurance policies issued prior to 2002 ("the New Agreement") with Imagine International Reinsurance Limited ("Imagine"). Imagine, an Irish company, is rated "A" by Fitch Ratings and is a member of Imagine Group, a global special insurance and reinsurance company. The New Agreement is effective as of June 30, 2005.

At the same time, as previously planned, the Company has commuted its reinsurance agreement for its long-term care insurance policies issued prior to 2002 ("the Original Agreement"), which it had previously entered with Centre Solutions (Bermuda) Limited (the "Original Agreement"). The commutation of the Original Agreement and transfer of assets to the Company is effective as of May 24, 2005. In addition to the commutation of the Original Agreement, the Company commuted and recaptured its long-term care insurance policies written between January 1, 2002 and July 31, 2004 under a 50% quota share reinsurance agreement with Centre retroactively to February 1, 2005.

The Company believes that the New Agreement provides its policyholders with substantially equivalent protection as under the Original Agreement. In addition, the New Agreement provides the Company with the following benefits:

        o The value of the Company's notional experience account in connection with the Original Agreement was fixed as of May 23, 2005. In addition, the New Agreement is a traditional funds withheld agreement and will not create income statement volatility from changing market interest rates.
        o The value of the notional experience account at May 23, 2005 included an additional gain, net of fees for the termination of the reinsurance agreement, of approximately $32 million over the reported March 31, 2005 balance.
        o       All warrants granted to Centre have been canceled.

The Company will file a Form 8-K with the Securities and Exchange Commission by Wednesday, August 3, which will contain both the New Agreement and the commutation agreement for the Original Agreement.

Certain statements made by the Company in this press release may be considered forward looking within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results of its operations will not differ materially from its expectations. An investment in the Company's securities includes certain risks, which may be specific to the Company or to the long-term care insurance industry. Factors which could cause actual results to differ from expectations include those risks identified in the Company's public filings made with the Securities and Exchange Commission.

Source:         Penn Treaty American Corporation
Contact:        Cameron Waite, Executive VP, Strategic Operations
                1.800.222.3469
                cwaite@penntreaty.com
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